                                                                  Exhibit (c)(9)

                                  June 8, 2001

Strictly Confidential
---------------------

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
125 Park Avenue
New York, NY  10017
Attention:  Special Committee of the Board of Trustees

Gentlemen:

         At your request, in order to assist the Special Committee (the "Committee") of the Board of Trustees of First Union Real Estate Equity and Mortgage Investments (the "Company") in evaluating strategic alternatives, we have prepared preliminary estimates of the range of orderly liquidation values, under certain assumptions, of the Company's assets and liabilities. The enclosed summary of those preliminary estimates is meant to let you know the direction of our work to date and provide a basis for discussion of our underlying assumptions as well as the Committee's expectations should the Committee in the future engage us to prepare a report on our work.

         We should note that you have not engaged us to render, nor are we purporting to render, any appraisal, opinion or definitive report as to the value (under an orderly liquidation scenario or otherwise) of the Company's assets or liabilities. We are not professional appraisers and the enclosed estimates are not intended to constitute an appraisal of any individual asset or liability, or group of assets or liabilities, of the Company. In addition, we have not conducted any independent investigation of the Company's assets or liabilities. Rather, the enclosed estimates have been prepared based upon the information we and our counsel have obtained from the Company and the Company's agents, which information we have assumed is reliable. In certain cases, this information is incomplete. As you know, the nature of the process to date means that the remaining information may also be incomplete. In addition, with respect to the estimated value of Park Plaza Mall, as you know, we intend to rely on an appraisal being conducted by the Company's appraiser Cushman & Wakefield. However, as of the close of business today, we have not received such appraisal, and accordingly the enclosed estimates include no value estimated for Park Plaza Mall. Of course, we will provide you with an update once we have received the appraisal.

         We would remind you that conditions affecting the value of the assets we have reviewed, including the market for such assets, may change significantly during the time we act as the Committee's advisors. Certain of the estimates utilize information prepared as of March 31, 2001, the last date of the Company's most recent fiscal quarter and the date of the latest internal financial information provided to us. In addition, we would remind you that you have asked us for our estimate of the value of the Company's assets and liabilities in an orderly liquidation. As a result, for purposes of the enclosed estimates, we have not considered other valuation methods,

First Union Real Estate Equity and Mortgage Investments
June 8, 2001
Page 2

or any benefits that might accrue as a result of a transaction with a third party, any of which might also be relevant in your decisions regarding potential transactions involving the Company. Although, as you are aware, we have recently contacted certain parties soliciting indications of interest in a transaction with the Company, we have not yet received any definitive proposal from any party other than Gotham Partners, nor have we solicited indications of interest in a purchase of any specific Company asset, and any response could produce offers indicating a greater or lesser value than the enclosed estimates might otherwise suggest. Finally, as you know, the nature of certain of the Company's assets makes them difficult to value with specificity.

         The enclosed preliminary estimates are based on numerous assumptions, including (i) estimates of transaction costs involved in liquidating the Company's assets and paying liabilities on an orderly basis, (ii) the validity of appraisals and estimates of other professionals, (iii) the ability to conduct an orderly disposition of assets, (iv) that the orderly liquidation constitutes a change of control for purposes of the Company's 8 7/8% Senior Notes due 2003, and that all of such Notes are required by the holders thereof to be repurchased by the Company as of June 30, 2001, and (v) other assumptions that we will discuss with you at our meeting. In addition, we have assumed that the Company's operations produce or consume cash during the orderly liquidation process as indicated on the attached estimates. We anticipate that you may have input into these assumptions that we would like to discuss at our meeting or when it is otherwise convenient.

         We look forward to discussing our preliminary estimates during our meeting.

Very truly yours,



Steven F. Mayer
Managing Director

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                        SUMMARY OF ORDERLY LIQUIDATION ESTIMATES

                                                      RANGE OF VALUES (NET OF ESTIMATED LIQUIDATION COSTS)
  ASSETS

                                                                        LOW                HIGH
                                                                  ------------        ------------
     Cash                                                           $   3,591           $   3,591
     Investments
       Treasuries                                                     106,548             106,548
       HQ Global Holdings Preferred Stock                              10,184              12,030
     Accounts Receivable (excluding Ventek)                             3,240               3,240
     Note Receivable                                                    6,930               6,930
     Circle Tower                                                       2,289               3,292
     Park Plaza                                                            (a)                 (a)
     VenTek                                                                 -                 524
     Net Operating Loss                                                 4,618               6,031
     Litigation                                                        (2,000)             54,141
                                                                  ------------        ------------
       Total                                                        $ 135,400           $ 196,327

  LIABILITIES

     Accounts Payable (excluding Ventek)                            $   7,574           $   7,574
     8-7/8% Senior Notes (at 101%)                                     12,942              12,942
     Ventek Associated Liability                                        5,300                   -
                                                                  ------------        ------------
       TOTAL                                                        $  25,815           $  20,515

  PREFERRED EQUITY

     Preferred Shares of Beneficial Interest                           25,651              25,651
                                                                  ------------        ------------
       TOTAL LIABILITIES AND PREFERRED EQUITY                       $  51,467           $  46,167

  LIQUIDATION PERIOD CASH FLOW                                        ($2,300)          $     850

                                                                  ------------        ------------
       NET LIQUIDATION VALUE                                        $  81,633           $ 151,010
                                                                  ============        ============
          Number of Common Shares Outstanding (000's)                  34,806              34,806
                                                                  ------------        ------------
       LIQUIDATION VALUE PER SHARE                                  $   2.345           $   4.339
                                                                  ============        ============

  (a) Omitted pending receipt of Park Plaza appraisal.

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                      CASH

            AS OF MARCH 31, 2001

                   ACCOUNT                    AMOUNT
     ------------------------------------ ---------------

     Operating Account                       $       416
     Cash Invest Mgmt                              3,416
     Disbursement                                      -
     Petty Cash                                        1
     FUMI                                             66
                                          ---------------
                                                   3,899
     Less: Outstanding Checks                       (308)

                                          ---------------
       Total                                 $     3,591
                                          ===============

                                                  RANGE OF VALUES
                                               Low            High
                                          --------------- --------------
                             Gross Value     $     3,591    $     3,591

              Estimated Liquidation Cost               -              -
                                          --------------- --------------
                               NET VALUE     $     3,591    $     3,591
                                          =============== ==============

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                   TREASURIES

            AS OF MARCH 31, 2001

                TREASURY TYPE                                      AMOUNT
     ------------------------------------ ---------------------- ----------

     HSBC - FUR - T-Bill                                             65,102
     HSBC - Park Plaza LLC - T-Bill                                   1,982
     Paine Webber - FUR - T-Bill                                     50,871

     Adjustment for Share Repurchase                                (11,397) (a)

                                                                 ----------
       TOTAL                                                     $  106,558
                                                                 ==========

 (a) Adjustment to reflect the recent buyback of 4,798,592 shares at $2.375/ share during April 2001.

                                                        RANGE OF VALUES
                                                       Low          High
                                                    ---------    ----------

                                      Gross Value   $ 106,558    $  106,558

                       Estimated Liquidation Cost         (10)          (10)
                                                    ---------    ----------
                                        NET VALUE   $ 106,548    $  106,548
                                                    =========    ==========

                              **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     INVESTMENT IN HQ GLOBAL PREFERRED STOCK AND
                                          WARRANTS TO PURCHASE COMMON STOCK

Preferred Stock
245,266 shares of Series A Convertible Cumulative Preferred Stock of HQ Global Holdings, Inc. ("HQ")

Warrants
Warrants to purchase 74,121 common shares of HQ for $.01/share (Class A warrants)

Warrants to purchase 35,793 common shares of HQ for $.01/share exercisable on or after March 1, 2002 only in the event that a qualified merger or IPO has not occurred prior to that date (Class B warrants)

                                                    RANGE OF VALUES
                                                   Low          High
                                                ----------   ----------

                                  Gross Value   $   10,287   $   12,151

                   Estimated Liquidation Cost         (103)        (122)   1.0%
                                                ----------   ----------
                                    NET VALUE   $   10,184   $   12,030
                                                ==========   ==========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                         ACCOUNTS RECEIVABLE (a)

AS OF MARCH 31, 2001
                                                                           SOLD
                  ACCOUNT                 PROPERTIES      CORPORATE     PROPERTIES       TOTAL
--------------------------------------   ------------   ------------   ------------   ----------
Miscellaneous Receivable                 $       -       $     323      $     993        $ 1,316
Percentage Rent / Overages                       0               -            804            804
Tax Participation Income                        37               -            675            712
Accounts Receivable                            200               -            508            708
Common Area Income                             256               -             12            268
Prepaid Insurance                               10             167              -            177
Agency Receivables                               -               -            121            121
Other                                           10             129             73            212
Accrued Insurance Income                       (67)              -           (182)          (249)
Reserve for Bad Debt                          (275)              -           (555)          (830)
                                         ---------      ----------     ----------     ----------
                                         $     171       $     619      $   2,449        $ 3,240
                                         =========      ==========     ==========     ==========

(a) Excludes Ventek receivables of $2,259

                                                                RANGE OF VALUES
                                                              Low           High
                                                         -------------  -------------
                                            Gross Value       $  3,240       $ 3,240

                             Estimated Liquidation Cost              -             -
                                                         -------------  -------------

                                             NET VALUE        $  3,240       $ 3,240
                                                         =============  =============

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                                 NOTE RECEIVABLE

TOTAL PRINCIPAL AMOUNT                       $7,000
BORROWER                         Radiant Realty LLC


INITIAL INTEREST RATE                         11.00%  per annum
EXTENSION INTEREST RATE                       15.00%  per annum
INTEREST PAYABLE MONTHLY STARTING     April 1, 2001

MATURITY DATE                          July 6, 2001
EXTENDED MATURITY DATE            September 6, 2001

SECURITY Marshall Property in Richmond, VA and West Third Street Property in Cleveland, OH

The Note is secured by the Marshall and West Third Street properties. Per management, the fair value of the combined properties is approximately $9 million. In FY 2000, the properties' combined net operating income was approximately $973,000 per Imowitz, Koenig & Co. The initial interest payment due 4/1/01 has been received. The note appears to have a fair value of 100% of its principal amount given its short maturity, its substantial interest rate, that the borrower has performed to date and has the ability to continue to meet the payment obligations as they come due, and that the note is adequately collateralized, offset by the note's illiquidity.

                                              Range of Values
                                             Low          High
                                         -----------   -----------
                            Gross Value        7,000         7,000

             Estimated Liquidation Cost          (70)          (70)      1.0%
                                         -----------   -----------

                              NET VALUE        6,930         6,930
                                         ===========   ===========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                                    CIRCLE TOWER

DISCOUNTED CASH FLOW APPROACH

-----------------------------------------------------------------
                                   /--------10% CAP RATE-------\
Discount Rate                         12.00%    13.00%     14.00%
                                   --------  --------   --------

P.V. of NOI - CapEx                  $1,261    $1,229     $1,199
P.V. of Sales Proceeds                2,263     2,165      2,072
                                   --------  --------   --------
ESTIMATED GROSS PRESENT VALUE        $3,525    $3,394     $3,270
                                   ========  ========   ========

           MIDPOINT                            $3,394
                                             ========

DIRECT CAPITALIZATION APPROACH

-----------------------------------------------------------------
FY 2000 NOI                                       616
Estimated Capital Expenditures                   (200)
Less:  Lease Step-Up on Sale                     (180)
                                              -------
Adjusted FY 2000 NOI                              236

Capitalization Rate                     9.0%     10.0%      11.0%
                                   --------   -------    -------
GROSS DIRECT CAPITALIZATION VALUE    $2,623    $2,360     $2,146
                                   ========   =======    =======

                                               $2,360
                                              =======


                                               RANGE OF VALUES
                                               Low         High
                                           -----------  -----------
                               Gross Value     $ 2,360      $ 3,394

                Estimated Liquidation Cost         (71)        (102)        3.0%
                                           -----------  -----------

                                 NET VALUE     $ 2,289      $ 3,292
                                           ===========  ===========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                      VENTEK INTERNATIONAL, INC.

       ASSET: 100% of the outstanding capital stock of Ventek International, Inc.

       OVERVIEW: Ventek was founded in 1958 as a manufacturer of self-park systems. Beginning with simple machines that would take quarters and dispense parking permits, the product line evolved through currency transactions, credit cards, debit cards and smart cards, backed up with sophisticated computer software. In addition to parking systems Ventek's machines are also used to dispense ticket to mass transit riders.

                                       NET EQUITY VALUE              PERFORMANCE GUARANTEE
                                       RANGE OF VALUES                  RANGE OF VALUES
                                        Low       High                  Low        High
                                     --------  ---------             ----------  ---------
                      Gross Value           -        551                 (5,300)         -

       Estimated Liquidation Cost           -        (28)     5.0%            -          -
                                     --------  ---------             ----------  ---------

                        NET VALUE           -        524                 (5,300)         -
                                     ========  =========             ==========  =========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                              NET OPERATING LOSS

       -----------------------------------------------------------
       GENERAL ASSUMPTIONS
       NOL per management                              20,000
       Change in control                            30-Sep-01
       Tax rate                                         35.00%
       Equity value of FUR for tax purposes      $    137,384  (a)
       -----------------------------------------------------------

       (a) Uses the average of the high and low estimated orderly liquidation value of the Company's assets minus liabilities.

SCENARIO 1 ASSUMPTIONS

        FUR is converted to a C-corp. and has enough taxable income to recognize the full amount of the allowable NOL deduction in 2001 (which is the percentage of year remaining after the change in control)
        FUR has enough taxable income to recognize the full amount of the allowable NOL deduction in 2002 through 2004 (which is 4.92% of the equity value of FUR)

                                                                               2001      2002       2003       2004      2005
                                                                            ---------  --------  ---------  ---------  ---------
         Utilization Rate (2002-2004 is stated a percentage of equity)             75%     4.92%      4.92%      4.92%     4.92%
         Utilization                                                            5,236     1,764          -          -         -

         NET PRESENT VALUE OF NOL
         Discount Rate                                                             10%       12%        14%
                                                                            ---------  --------  ---------
         NPV                                                                   $6,218    $6,081     $5,950
                                                                            =========  ========  =========

SCENARIO 2 ASSUMPTIONS
        FUR is converted to a C-corp. but does not have enough taxable income to recognize any of the allowable NOL deduction in 2001 (which is the percentage of year remaining after the change in control)
        FUR has enough taxable income to recognize the full amount of the allowable NOL deduction in 2002 through 2004 (which is 4.92% of the equity value of FUR)

                                                                               2001      2002       2003       2004      2005
                                                                            ---------  --------  ---------  ---------  --------
         Utilization Rate (2002-2004 is stated a percentage of equity)              0%     4.92%      4.92%      4.92%     4.92%
         Utilization                                                                -     2,366      2,366      2,269         -

         NET PRESENT VALUE OF NOL
         Discount Rate                                                             10%       12%        14%
                                                                            ---------  --------  ---------
         NPV                                                                   $5,282    $5,012     $4,760
                                                                            =========  ========  =========


                                                                             Range of Values
                                                                             Low        High
                                                                           --------- --------
                                                         Gross Value       $ 4,760   $  6,218
                                          Estimated Liquidation Cost          (143)      (187)        3.0%
                                                                           -------   --------
                                                           NET VALUE       $ 4,618   $  6,031
                                                                           =======   ========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                                      LITIGATION

Oracle Litigation
Imperial Parking signed an agreement whereby Oracle would provide software and technical support to Imperial Parking in exchange for approximately $800,000. Imperial Parking allegedly informed Oracle that the agreement was subject to approval by First Union's Board of Directors, which approval Imperial Parking never obtained. Imperial Parking never used the software. Oracle demanded full payment and thereafter assigned its rights under the agreement to Newcourt in exchange for $439,000. Imperial Parking's counsel indicates that a likely outcome of this litigation is the payment of $475,000 by Imperial Parking.

First Union agreed to pay any amounts related to this litigation and maintained an accrual of $475,000 as of March 31, 2001. This accrual is included in First Union's accounts payable.

Peach Tree Mall
First Union, as one plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California and Reclamation District 784 arising from the flooding in 1986 of the Sutter Buttes Center (formerly Peach Tree Center) as a result of the failure of a levee maintained by the defendants. In 1991, First Union obtained a judgment in the amount of $100 million; however, in 1999 this judgment was vacated on appeal. The case has been remanded for further proceedings.

First Union's potential damages are in the range of $24 to $33 million (plus attorneys' fees and interest). Thus, this litigation could ultimately result in a significant payment to First Union. However, liability will first have to be established at trial, upheld on appeal, and damages proven. After trial, it may take several years to reach a final resolution of this matter in the appellate process.

For purposes of our range of values we have included $0 as the low range and $83 million ($33 million in damages plus an estimated $50 million in interest and attorneys' fees) discounted at 10% over five years as the high range of value.

Shareholder Litigation
On June 22, 2000, a complaint was filed in New York State Court against First Union, its trustees and certain former trustees, Radiant Investors, LLC ("Radiant") and its principals by a purported First Union shareholder in connection with an asset sale to Radiant. On July 12, 2000, a complaint making similar allegations against the same defendants was filed by another purported First Union shareholder in Ohio State Court. The Ohio action has been stayed pending the outcome of the New York action.

First Union's counsel estimates that the most the plaintiffs' lawyers could reasonably request is 1% of the value of the transaction or $2 million. First Union's counsel reported that there is $10 million in primary insurance coverage, and that the insurer has not disputed coverage. The insurance coverage contains a $1 million deductible.

For purposes of our range of exposure we have include $0 as the low range and $1 million (the deductible amount) as the high range of exposure.

                                                          RANGE OF VALUES
                                                         Low          High
                                                       ---------    ----------
             Gross Value:
              Oracle                                     $     -      $      -
              Peach Tree Mall                                  -        54,641
              Shareholder Lawsuit                         (1,000)            -
             Estimated Attorneys' Fees and Expenses       (1,000)         (500)
                                                       ---------    ----------

                                          NET VALUE      $(2,000)     $ 54,141
                                                       =========    ==========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                        ACCOUNTS PAYABLE (a)

  As of March 31, 2001

                                                                             SOLD
                   ACCOUNT                  PROPERTIES      CORPORATE     PROPERTIES        TOTAL
  --------------------------------------- --------------  -------------  -------------   -----------
     Trade                                            47          2,482          1,835         4,364
     Real Estate Taxes Payable                       941              -             (5)          936
     Prop General Liability Insurance                206            521              -           728
     Corporate Income Tax Payable                      -            530              -           530
     Pfd Dividend Payable                              -            345              -           345
     Due from/to Radiant                               -           (319)           612           293
     Other                                           266             58             55           379
                                          --------------  -------------  -------------   -----------
                                                  $1,460         $3,617         $2,498        $7,574
                                          ==============  =============  =============   ===========

(a)  Excludes Ventek payables of $3,137.

                                                     RANGE OF VALUES
                                                    Low          High
                                                 ----------   ----------

                                   Gross Value   $    7,574   $    7,574

                    Estimated Liquidation Cost            -            -    0.0%
                                                 ----------   ----------
                                     NET VALUE   $    7,574   $    7,574
                                                 ==========   ==========

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                                                    8-7/8% SENIOR NOTES DUE 2003

INITIAL AMOUNT ISSUED                    $100,000,000

PRICE AT ISSUE                            $     99.187

CURRENT AMOUNT OUTSTANDING                $ 12,538,000

INTEREST 8 7/8% per annum, payable semiannually on April 1 and October 1 of each year.

REDEMPTION:                              The notes may not be redeemed by the
                                         Company prior to maturity.

CHANGE OF CONTROL                        If a change in control, as defined,
                                         occurs Noteholders shall have the
                                         right to put the notes to the Company
                                         at a price of 101%.

MATURITY DATE                            October 1, 2003

OVERVIEW:                                The notes are senior, unsecured
                                         obligations of the Company ranking pari
                                         passu with all other senior unsecured
                                         obligations. The Company initially
                                         issued $100 million of the notes, but
                                         has since repurchased $87.3 million of
                                         the notes. Substantially all of the
                                         covenants of the notes were eliminated
                                         in conjunction with this repurchase.

                                          RANGE OF VALUES (THOUSANDS)
                                              Low           High
                                           ---------    ------------
                         Principal Amount  $  12,538    $     12,538

                       Redemption Premium        125             125    1.0%
     Accrued Interest (April 1 - June 30)        278             278
                                           ---------    ------------
                                NET VALUE  $  12,942    $     12,942
                                           =========    ============

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                                      SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                                       PREFERRED SHARES OF BENEFICIAL INTEREST

PREFERRED EQUITY:        Series A Cumulative Convertible Redeemable Preferred
                         Shares of Beneficial Interest ("Preferred Shares")

LIQUIDATION PREFERENCE:  $25 per share

SHARES AUTHORIZED:       2,300,000 shares

SHARES OUTSTANDING:      984,800 shares

DIVIDENDS:               When and if declared by the Board of Trustees, the
                         holder is entitled to cumulative preferential dividends payable in cash in an amount equal to the greater of
                         (i) $0.525 per share per quarter (equal to 8.4% of the liquidation preference per annum) or (ii) the cash dividends on the common shares, or portion thereof, into which a Preferred Share is convertible.

CONVERSION PRICE:        The Preferred Shares are convertible into common
                         shares of the Company at a conversion price of $5.0824
                         per share (equivalent to a conversion rate of 4.92 common shares for each Preferred Share). As of May 30, 2001, the closing price of the Company's common shares on the New York Stock Exchange was $2.40 per share. The conversion price is subject to adjustment under certain circumstances.

REDEMPTION               The Preferred Shares are not redeemable prior to
                         October 29, 2001, and at no time will they be redeemable for cash. On or after October 29, 2001, the Preferred Shares are redeemable at the option of the Company at the conversion rate of one Preferred
                         Share for 4.92 Common Shares. The Company may exercise its option only if for 20 trading days within any 30 consecutive trading days, the closing price of the common shares equals or exceeds the conversion price of $5.0824 per share.


                         -------------------------------------------------------

                         SHARES OUTSTANDING                            984,800
                         LIQUIDATION PREFERENCE PER SHARE          $     25.00
                                                                   ------------

                         TOTAL LIQUIDATION AMOUNT                  $24,620,000
                                                                   ============

                         -------------------------------------------------------


                                                     RANGE OF VALUES (THOUSANDS)
                                                          Low          High
                                                     ------------- -------------

                                    GROSS VALUE         $24,620       $24,620

    ACCRUED AND UNPAID DIVIDENDS (12/00 - 6/01)           1,031         1,031
                                                     ------------- -------------

                                      NET VALUE         $25,651       $25,651
                                                     ============= =============

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                    LIQUIDATION PERIOD CASH FLOW

                                       OPERATING CASH FLOW
                                        Low           High
                                    ------------- -------------

Assumptions:
Liquidation Period (Months)                    6            12
FUR Monthly Operating Cash Flow              200           300
Phoenix Management Monthly Cost             (100)          (50)
Monthly Legal Expenses                      (100)          (75)
                                    ------------- -------------
Net Monthly Cash Flow                 $        -    $      175
                                    ============= =============

                                    CORPORATE LIQUIDATION COSTS
                                        Low          High
                                    ------------- ------------

Legal                                 $     (400)   $    (600)
Financial Advisory                          (850)      (1,700)


                                    ------------- ------------
                                      $   (1,250)   $  (2,300)
                                    ============= ============

                                                          RANGE OF VALUES
                                                         Low          High
                                                     ------------- ------------

                    GROSS VALUE - MONTHLY CASH FLOW        $     -     $ 2,100

                         ESTIMATED LIQUIDATION COST         (2,300)     (1,250)
                                                     ------------- ------------

                                          NET VALUE       $(2,300)    $   850
                                                     ============= ============

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